SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Form 8-K



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:                                January 12, 1998

Exact name of registrant
as specified in its charter:                   NEW YORK TELEPHONE COMPANY


Commission File Number:                        1-3435

State of Incorporation:                        New York

I.R.S. Employer Identification No.:            13-5275510

Address of principal
executive offices:                             1095 Avenue of the Americas
                                               New York, New York
Zip Code                                       10036

Registrant's telephone number,
including area code:                           (212) 395-2121

Former name or former address,
if changed since last report:                  Not applicable

Item 5.   Other Events
          ------------

New York Telephone Company (the Company) is a wholly owned subsidiary of NYNEX Corporation (NYNEX). On August 14, 1997, Bell Atlantic Corporation (Bell Atlantic) and NYNEX completed a merger of equals under a definitive merger agreement entered into on April 21, 1996 and amended on July 2, 1996. Under the terms of the amended agreement, NYNEX became a wholly owned subsidiary of Bell Atlantic. The merger was accounted for as a pooling of interests.

The Company is engaged in the business of providing telecommunications services in New York and a small portion of Connecticut (Greenwich and Byram only). Since January 1, 1984, the Company has been a wholly owned subsidiary of NYNEX, one of the seven regional holding companies formed by American Telephone and Telegraph Company (AT&T) in connection with the court-ordered divestiture (the Divestiture) by AT&T of certain portions of its 22 wholly owned operating telephone companies. Prior to the Divestiture on January 1, 1984, the Company was an associated company of the Bell System and a wholly owned subsidiary of AT&T.

As a result of the merger of NYNEX and Bell Atlantic on August 14, 1997, the Company became an indirect wholly owned subsidiary of Bell Atlantic. Bell Atlantic, another of the original seven holding companies formed by AT&T in connection with the Divestiture, is a diversified telecommunications company operating in the region stretching from Maine to Virginia. In addition to its operating telephone subsidiaries, Bell Atlantic provides domestic wireless service in 25 states and has international wireless and other telecommunications company investments.

The Company is filing the following financial statements and supplement to Management's Discussion and Analysis of Results of Operations which include certain reclassifications in presentation and certain retroactive adjustments to conform accounting methodologies as a result of the merger (see Note U of the Notes to Consolidated Financial Statements).


                                                                                                                      Page Number
                                                                                                                      -----------
Report of Independent Accountants                                                                                          2

Supplement to Management's Discussion and Analysis
  of Results of Operations                                                                                                 3

Consolidated Statements of Income and Reinvested Earnings (Accumulated Deficit)
  for the years ended December 31, 1996, 1995, and 1994                                                                    4

Consolidated Balance Sheets at December 31, 1996 and 1995                                                                  5-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1995 and 1994                                                                                         7

Consolidated Notes to Financial Statements                                                                                 8-21

Consolidated Statements of Income and Reinvested Earnings (Accumulated Deficit) (unaudited)
  for three months ended March 31, 1997 and 1996                                                                           22

Consolidated Statements of Income and Reinvested Earnings  (Accumulated Deficit) (unaudited)
  for the three and six months ended June 30, 1997 and 1996                                                                23

Consolidated Balance Sheets (unaudited) at March 31, 1997 and June 30, 1997                                                24-25

Consolidated Statements of Cash Flows (unaudited) for the three months ended
  March 31, 1997 and 1996, and six months ended June 30, 1997 and 1996                                                     26

Consolidated Notes to Financial Statements (unaudited)                                                                     27

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Share Owner and Board of Directors of
New York Telephone Company:

We have audited the accompanying consolidated balance sheets of New York Telephone Company and Subsidiary ("the Company") as of December 31, 1996 and 1995, and the related consolidated statements of income and reinvested earnings (accumulated deficit) and cash flows for each of the three years in the period ended December 31, 1996. The consolidated financial statements give retroactive effect to the merger of Bell Atlantic Corporation and NYNEX Corporation (the Company's parent company) on August 14, 1997, which has been accounted for as a pooling-of-interests, as described in Note U to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note C to the consolidated financial statements, during the first quarter of 1996, the Company changed its method of recognizing directory publishing revenues and production expenses effective January 1, 1996. Additionally, as discussed in Note B to the consolidated financial statements, in the second quarter of 1995, the Company discontinued accounting for its operations in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."




Coopers & Lybrand L.L.P.
New York, New York
February 7, 1997, except as to the information presented in Note U, for which the date is August 14, 1997

                          New York Telephone Company

Supplement to Management's Discussion & Analysis of Results of Operations
-------------------------------------------------------------------------

This supplement should be used in conjunction with Item 7, Management's Discussion and Analysis of Results of Operations, filed in New York Telephone Company's (the Company) 1996 Annual Report on Form 10-K.

The Company is a wholly owned subsidiary of NYNEX Corporation (NYNEX). On August 14, 1997, Bell Atlantic Corporation (Bell Atlantic) and NYNEX completed a merger of equals under a definitive merger agreement entered into on April 21, 1996 and amended on July 2, 1996. Under the terms of the amended agreement, NYNEX became a wholly owned subsidiary of Bell Atlantic. The merger has been accounted for as a pooling of interests.

The financial statements of the Company have been restated for certain reclassifications in presentation and certain retroactive adjustments to conform the accounting methodologies of Bell Atlantic and NYNEX as a result of the merger (See Note U of the Notes to Consolidated Financial Statements). The conforming adjustments are primarily for the immediate recognition of the transition benefit obligation for postretirement benefits other than pensions in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as if the merger had occurred as of the beginning of the earliest period presented. In its historical financial statements, the Company had amortized the transition benefit obligation over a twenty year period. The tables below present the conforming adjustments and reclassifications recorded in the income statement for each of the three years in the period ended December 31, 1996.


(Dollars In Millions)                                        Historical      Conforming                   Conforming       Restated
For the year ended December 31,                                    1996     Adjustments              Reclassifications         1996
-------------------------------                              ----------------------------------------------------------------------
Operating revenues                                            $ 8,022.3    $         --                   $        .3     $ 8,022.6
Operating expenses                                              6,573.0           (59.7)                         28.9       6,542.2
                                                             ----------------------------------------------------------------------
Operating income                                                1,449.3            59.7                         (28.6)      1,480.4
Other income and (expense) - net                                   (4.9)                                         28.6          23.7
Interest expense                                                  288.5                                                       288.5
Income taxes                                                      381.6            20.9                                       402.5
                                                             ----------------------------------------------------------------------
Income from continuing operations                                 774.3            38.8                            --         813.1
Cumulative effect of change in accounting principle
  Directory publishing income, net of tax                          55.7                                                        55.7
                                                             ----------------------------------------------------------------------
Net income                                                    $   830.0    $       38.8                   $        --     $   868.8
                                                             ======================================================================


                                                             Historical      Conforming                    Conforming      Restated
For the year ended December 31,                                    1995     Adjustments              Reclassifications         1995
------------------------------                               ----------------------------------------------------------------------
Operating revenues                                            $ 7,937.1    $         --                   $        --     $ 7,937.1
Operating expenses                                              6,932.3           (42.6)                         19.1       6,908.8
                                                             ----------------------------------------------------------------------
Operating income                                                1,004.8            42.6                         (19.1)      1,028.3
Other income and (expense) - net                                   29.4                                          19.1          48.5
Interest expense                                                  306.8                                                       306.8
Income taxes                                                      226.9            14.9                                       241.8
                                                             ----------------------------------------------------------------------
Income from continuing operations                                 500.5            27.7                            --         528.2
Extraordinary item
  Discontinuance of regulatory accounting
    principles, net of tax                                     (2,291.6)                                                   (2,291.6)

                                                             ----------------------------------------------------------------------
Net loss                                                      $(1,791.1)   $       27.7                   $        --     $(1,763.4)

                                                             ======================================================================


                                                             Historical      Conforming                    Conforming      Restated
For the year ended December 31,                                    1994     Adjustments              Reclassifications         1994
------------------------------                               ----------------------------------------------------------------------
Operating revenues                                            $ 7,736.6    $         --                   $        --     $ 7,736.6
Operating expenses                                              6,958.0           (30.0)                         21.2       6,949.2
                                                             ----------------------------------------------------------------------
Operating income                                                  778.6            30.0                         (21.2)        787.4
Other income and (expense) - net                                   21.2                                          21.2          42.4
Interest expense                                                  314.4                                                       314.4
Income taxes                                                      140.4            10.5                                       150.9
                                                             ----------------------------------------------------------------------
Net income                                                    $   345.0    $       19.5                   $        --     $   364.5
                                                             ======================================================================

                          New York Telephone Company

CONSOLIDATED STATEMENTS OF INCOME AND REINVESTED EARNINGS (ACCUMULATED DEFICIT)
                             (Dollars in Millions)


                                                                      For the Years Ended December 31,
                                                                      --------------------------------
                                                                    1996             1995           1994
                                                                    ----             ----           ----
OPERATING REVENUES (including $226.6, $221.1,
     and $187.0 from affiliates) ...........................    $  8,022.6      $  7,937.1       $ 7,736.6
                                                               -----------      ----------       ---------

OPERATING EXPENSES
     Employee costs, including benefits and taxes ..........       2,242.0         2,431.0         2,688.6
     Depreciation and amortization .........................       1,326.2         1,392.5         1,485.6
     Taxes other than income ...............................         668.4           798.8           789.6
     Other (including $1,273.5, $1,260.4,
          and $994.0 to affiliates) ........................       2,305.6         2,286.5         1,985.4
                                                               -----------      ----------       ---------
                                                                   6,542.2         6,908.8         6,949.2
                                                               -----------      ----------       ---------

OPERATING INCOME ...........................................       1,480.4         1,028.3           787.4

OTHER INCOME, NET (including $18.8, $22.0,
     and $23.0 from affiliate)..............................          23.7            48.5            42.4

INTEREST EXPENSE (including $25.2, $16.8,
     and $16.6 to affiliate) ...............................         288.5           306.8           314.4
                                                               -----------      ----------       ---------

Income Before Provision for Income Taxes, Extraordinary
        Item, and Cumulative Effect of Change in
        Accounting Principle................................       1,215.6           770.0           515.4

PROVISION FOR INCOME TAXES .................................         402.5           241.8           150.9
                                                               -----------      ----------       ---------

Income Before Extraordinary Item and Cumulative
     Effect of Change in Accounting Principle ..............         813.1           528.2           364.5

EXTRAORDINARY ITEM
     Discontinuation of Regulatory Accounting
        Principles, Net of Tax .............................           ---        (2,291.6)            ---

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE
     Directory Publishing, Net of Tax ......................          55.7             ---             ---
                                                               -----------      ----------       ---------

NET INCOME (LOSS)...........................................    $    868.8      $ (1,763.4)      $   364.5
                                                               ===========      ==========       =========


REINVESTED EARNINGS (ACCUMULATED DEFICIT)
     At beginning of period ................................    $ (1,763.3)     $       .1       $    56.3
     Add:  net income (loss)................................         868.8        (1,763.4)          364.5
               other........................................           ---           180.5           304.1
                                                               -----------      ----------       ---------
                                                                    (894.5)       (1,582.8)          724.9
     Deduct:  dividends ....................................           ---           180.5           724.8
                                                               -----------      ----------       ---------
     At end of period ......................................    $   (894.5)     $ (1,763.3)      $      .1
                                                               ===========      ==========       =========

         See accompanying notes to consolidated financial statements.

                          New York Telephone Company

                          CONSOLIDATED BALANCE SHEETS

                             (Dollars In Millions)


                                    ASSETS
                                    ------

                                                                                      December 31,
                                                                               1996                 1995
                                                                          ------------           -----------
CURRENT ASSETS
Cash ..................................................................   $       22.8           $      39.9
Accounts receivable:
  Trade and other, net of allowances for
    uncollectibles of $162.3 and $154.7 ...............................        1,560.1               1,610.4
  Affiliates ..........................................................           27.8                  46.5
Material and supplies .................................................          110.8                  62.8
Prepaid expenses ......................................................           93.6                  70.2
Deferred income taxes .................................................             .8                  44.1
Other .................................................................           74.8                  60.5
                                                                          ------------           -----------
                                                                               1,890.7               1,934.4
                                                                          ------------           -----------

PLANT, PROPERTY AND EQUIPMENT .........................................       20,764.7              20,069.7
Less accumulated depreciation .........................................       11,472.3              10,813.6
                                                                          ------------           -----------
                                                                               9,292.4               9,256.1
                                                                          ------------           -----------

OTHER ASSETS ..........................................................          832.2                 747.5
                                                                          ------------           -----------

TOTAL ASSETS ..........................................................   $   12,015.3           $  11,938.0
                                                                          ============           ===========

         See accompanying notes to consolidated financial statements.

                          New York Telephone Company

                          CONSOLIDATED BALANCE SHEETS

                             (Dollars In Millions)



                    LIABILITIES AND SHAREOWNER'S INVESTMENT
                    ---------------------------------------


                                                                                      December 31,
                                                                               1996                  1995
                                                                             ---------            ---------
CURRENT LIABILITIES
Debt maturing within one year:
  Note payable to affiliate ...........................................      $   568.4            $   307.4
  Other ...............................................................           61.2                 59.6
Accounts payable and accrued liabilities:
  Affiliates ..........................................................          848.9              1,120.1
  Other ...............................................................        1,176.6              1,220.1
Other liabilities .....................................................          362.8                293.8
                                                                             ---------            ---------
                                                                               3,017.9              3,001.0
                                                                             ---------            ---------

LONG-TERM DEBT ........................................................        3,852.6              3,913.3
                                                                             ---------            ---------

EMPLOYEE BENEFIT OBLIGATIONS ..........................................        3,058.2              3,089.5
                                                                             ---------            ---------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes .................................................           16.4                  1.2
Unamortized investment tax credits ....................................          106.8                130.9
Other .................................................................          175.1                307.8
                                                                             ---------            ---------
                                                                                 298.3                439.9
                                                                             ---------            ---------

SHAREOWNER'S INVESTMENT
Common stock-one share, without par value .............................            1.0                  1.0
Additional paid-in capital.............................................        2,681.8              3,256.6
Accumulated deficit ...................................................         (894.5)            (1,763.3)
                                                                             ---------            ---------
                                                                               1,788.3              1,494.3
                                                                             ---------            ---------

TOTAL LIABILITIES AND SHAREOWNER'S INVESTMENT..........................      $12,015.3            $11,938.0
                                                                             =========            =========

         See accompanying notes to consolidated financial statements.

                           New York Telephone Company

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (Dollars In Millions)

                                                                              For the Years Ended December 31,
                                                                            1996            1995            1994
                                                                        ------------    ------------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)....................................................   $      868.8    $  (1,763.4)     $    364.5
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
      Depreciation and amortization..................................        1,326.2        1,392.5         1,485.6
      Extraordinary item, net of tax.................................            ---        2,291.6             ---
      Cumulative effect of change in accounting
         principle, net of tax.......................................          (55.7)           ---             ---
      Other items, net...............................................          (10.3)          20.7           (17.7)
      Changes in certain assets and liabilities:
         Accounts receivable.........................................          164.4         (174.3)          (52.8)
         Material and supplies.......................................          (48.0)          10.7            (1.1)
         Other assets................................................          (43.4)          52.9           220.7
         Accounts payable and accrued liabilities....................         (257.8)         288.9           (20.7)
         Deferred income taxes, net..................................           31.6         (159.3)         (257.4)
         Unamortized investment tax credits..........................          (24.1)         (29.5)          (32.4)
         Employee benefit obligations................................          (31.3)         184.8           481.8
         Other liabilities...........................................         (147.2)        (154.7)          (92.0)
                                                                        ------------    ------------     ----------
Net cash provided by operating activities............................        1,773.2        1,960.9         2,078.5
                                                                        ------------    ------------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to plant, property and equipment ..........................       (1,308.1)      (1,436.4)       (1,329.9)
Other, net...........................................................          (42.3)         (46.8)          (33.5)
                                                                        ------------    ------------     ----------
Net cash used in investing activities ...............................       (1,350.4)      (1,483.2)       (1,363.4)
                                                                        ------------    ------------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in note payable to affiliate..............................          261.0           18.3          (550.5)
Issuance of long term debt...........................................            ---            ---           593.5
Principal repayments of borrowings and capital lease obligations ....          (61.0)          (6.5)           (5.8)
Dividends paid ......................................................         (563.7)        (542.2)         (724.6)
Net change in outstanding checks drawn
     on controlled disbursement accounts ............................          (76.2)          69.5           (12.1)
                                                                        ------------    ------------     ----------
Net cash used in financing activities ...............................         (439.9)        (460.9)         (699.5)
                                                                        ------------    ------------     ----------

NET CHANGE IN CASH ..................................................          (17.1)          16.8            15.6

CASH, BEGINNING OF YEAR..............................................           39.9           23.1             7.5
                                                                        ------------    ------------     ----------

CASH, END OF YEAR....................................................   $       22.8    $      39.9     $      23.1
                                                                        ============    ===========     ===========


          See accompanying notes to consolidated financial statements.

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A        ACCOUNTING POLICIES

Nature of Operations

         New York Telephone Company and its wholly-owned subsidiary, Empire City Subway Company (Limited) (jointly referred to as the "Company"), primarily provide exchange telecommunications and exchange access services in substantially all of New York and a small portion of Connecticut. The Company is a wholly-owned subsidiary of NYNEX Corporation ("NYNEX"). Intrastate communications services are regulated by state public service commissions ("state commissions"), and interstate communications services are regulated by the Federal Communications Commission ("FCC").

         The communications and media industry continues to experience fundamental changes at an ever-increasing pace. Telecommunications, information and entertainment services are converging in the market, driven by technology and the release of landmark federal legislation that has removed historic regulatory barriers and increased competition. These changes are likely to have a significant effect on the future financial performance of many companies in the industry. The Company cannot predict the effect of such competition on its business.

         NYNEX is implementing a major restructuring of its business, is entering into domestic strategic alliances and is expanding globally in select international markets in order to respond to competition. In addition, NYNEX is pursuing reforms in telecommunications policy at both the state and federal levels. In February 1996, the Telecommunications Act of 1996 was signed into law. This legislation will lead to the development of competition in local and long distance telephone service, cable television, and information and entertainment services.

Basis of Presentation

         The consolidated financial statements include the accounts of the Company and its subsidiary. The Company has a 66-2/3% ownership interest in Telesector Resources Group, Inc. ("Telesector Resources") and shares voting rights equally with the other owner, New England Telephone and Telegraph Company ("New England Telephone"), which is a wholly-owned subsidiary of NYNEX. The Company uses the equity method of accounting for its investment in Telesector Resources.

         These consolidated financial statements include certain reclassifications in presentation and certain retroactive adjustments to conform accounting methodologies as a result of the merger of Bell Atlantic Corporation ("Bell Atlantic") and NYNEX (see Note U). The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the uncertainty inherent in making estimates, actual results could differ from those estimates.

         In the first quarter of 1996, NYNEX Information Resources Company ("Information Resources"), a wholly-owned subsidiary of NYNEX, changed the recognition of its directory publishing revenue and production expenses from the "amortized" method to the "point of publication" method. The initial effect of the change to the point of publication method is reported as a cumulative effect of a change in accounting principle (see Note C).

         In the second quarter of 1995, the Company discontinued using GAAP applicable to regulated entities (see Note B).

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory

         Inventory, consisting of materials and supplies, is carried principally at average cost.

Telephone Plant

         Telephone plant is stated at its original cost. When depreciable plant is disposed of, the carrying amount is charged to accumulated depreciation.

         As a result of the implementation of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" ("Statement No. 101"), in the second quarter of 1995, the Company began recording depreciation expense using shorter asset lives based on expectations as to the revenue-producing lives of the assets (see Note B), calculated on a straight-line basis using the concept of "remaining life." Previously, depreciation rates used by the Company were prescribed by the FCC and by the state commissions for interstate operations and for intrastate operations, respectively.

Capitalized Interest Cost

         As a result of the application of Statement No. 101, capitalized interest for the Company is recorded as a cost of telephone plant and equipment and a reduction of interest, in accordance with the provisions of Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost" ("Statement No. 34"). Previously, regulatory authorities allowed the Company to capitalize interest, including an allowance on share owner's equity, as a cost of constructing certain plant and as income, included in Other income (expense)
- net. Such income was realized over the service life of the plant as the resulting higher depreciation expense was recovered through the rate-making process.

Computer Software Costs

         The Company capitalizes initial right-to-use fees for central office switching equipment, including initial operating system and initial application software costs. For non-central office equipment, only the initial operating system software is capitalized. Subsequent additions, modifications, or upgrades of initial software programs, whether operating or application packages, are expensed.

Refinancing Charges

         As a result of the application of Statement No. 101, the Company no longer defers call premiums and other charges associated with the redemption of long-term debt, and previously deferred refinancing costs were eliminated (see Note B). The intrastate portion of these costs had been deferred and amortized over periods stipulated by the state commissions. The interstate portion had been expensed as required by the FCC.

Income Taxes

         NYNEX and its subsidiaries, including the Company, file a consolidated Federal income tax return. The Company's provision for federal income taxes currently payable is allocated in accordance with its contribution to the consolidated group's taxable income and tax credits.

         Deferred tax assets and liabilities are measured based on the enacted tax rates that will be in effect in the years in which temporary differences are expected to reverse.

         For the Company, prior to the application of Statement No. 101, the treatment of excess deferred taxes resulting from the reduction of tax rates in prior years was subject to federal income tax and regulatory rules. Deferred income tax provisions of the Company were based on amounts recognized for rate-making purposes. The Company recognized a deferred tax liability and established

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a corresponding regulatory asset for tax benefits previously flowed through to ratepayers. The major temporary difference that gave rise to the net deferred tax liability was depreciation, which for income tax purposes is determined based on accelerated methods and shorter lives. Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71"), required the Company to reflect the additional deferred income taxes as regulatory assets to the extent that they would be recovered in the rate-making process. In accordance with the normalization provisions under federal tax law, the Company reversed excess deferred taxes relating to depreciation of regulated assets over the regulatory lives of those assets. For other excess deferred taxes, the state commissions generally allowed amortization of excess deferred taxes over the reversal period of the temporary difference giving rise to the deferred taxes. As a result of the application of Statement No. 101, income tax-related regulatory assets and liabilities were eliminated (see Note B).

         The Tax Reform Act of 1986 repealed the investment tax credit ("ITC"), effective January 1, 1986. As required by tax law, ITC for the Company was deferred and is amortized as a reduction to tax expense over the estimated service lives of the related assets giving rise to the credits.

Anticipated Effects of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125"

         In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"). Subsequently, in December 1996, the FASB issued an amendment to Statement No. 125, Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("Statement No. 127"). NYNEX is required to adopt Statement No. 125 for transactions occurring after December 31, 1996, however Statement No. 127 defers certain provisions of Statement No. 125 until after December 31, 1997. Statement No. 125 establishes the criteria to evaluate whether a transfer of financial assets should be accounted for as a pledge of collateral in a secured borrowing or as a sale. It also provides guidance on the recognition and measurement of servicing assets and liabilities and on the extinguishments of liabilities. Statement No. 127 defers the specific provisions of Statement No. 125 which address secured borrowings and collateral as well as the accounting for transfers of financial assets for repurchase agreements, dollar roll, securities lending, and similar transactions.

         Management is currently evaluating the financial impact of these accounting standards; the effect of Statement No. 125 and Statement No. 127 on the Company's results of operations and financial position has not yet been determined.

B        DISCONTINUANCE OF REGULATORY ACCOUNTING PRINCIPLES

         In the second quarter of 1995, the Company discontinued accounting for its operations in accordance with the provisions of Statement No. 71. As a result, the Company recorded an extraordinary non-cash charge of approximately $2.3 billion, net of income taxes of $1.2 billion.

         The operations of the Company no longer met the criteria for application of Statement No. 71 due to a number of factors including: significant changes in regulation (achievement of price regulation rather than rate-of-return regulation in New York); an intensifying level of competition; and the increasingly rapid pace of technological change. Under Statement No. 71, the Company had accounted for the effects of rate actions by federal and state regulatory commissions by establishing certain regulatory assets and liabilities, including the depreciation of its telephone plant and equipment using asset lives approved by regulators and the deferral of certain costs and obligations based on approvals received from regulators. The Company had continually assessed its position and the recoverability of its telecommunications assets with respect to Statement No. 71.

         Telephone plant and equipment was adjusted through an increase in accumulated depreciation, to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company not been subject to rate regulation. Gross plant was written off where fully depreciated, and non-plant regulatory assets and liabilities were eliminated from the balance sheet.

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The after-tax extraordinary charge recorded consists of $1.8 billion for the adjustment to telephone plant and equipment and $0.5 billion for the write-off of non-plant regulatory assets and liabilities.

         The net decrease of $2.8 billion to telephone plant and equipment was supported by a depreciation analysis, which identified inadequate depreciation reserve levels which the Company believes resulted principally from the cumulative under-depreciation of telephone plant and equipment as a result of the regulatory process. An impairment analysis was performed that did not identify any additional amounts not recoverable from future operations. ITC amortization was accelerated as a result of the reduction in asset lives of the associated telephone plant and equipment.

         The major elements of the 1995 write-off of non-plant regulatory net assets were as follows:


         (In Millions)                                                           Pretax     After-tax
         -------------                                                           ------     ---------
         Compensated absences                                                   $ 120.2       $  78.1
         Deferred pension costs                                                   264.4         171.9
         Refinancing costs                                                        184.7         120.1
         Deferred taxes                                                             ---          53.7
         Other                                                                    119.5          77.7
                                                                                -------       -------
         Total                                                                  $ 688.8       $ 501.5
                                                                                =======       =======

         With the adoption of Statement No. 101, the Company now uses estimated asset lives for certain categories of telephone plant and equipment that are shorter than those approved by regulators. These shorter asset lives result from the Company's expectations as to the revenue-producing lives of the assets.

         A comparison of average asset lives before and after the discontinuance of Statement No. 71 for the most significantly affected categories of telephone plant and equipment is as follows:

                                                                              Composite
                                                                     Regulator-Approved      Economic
         Average lives (in years)                                           Asset Lives   Asset Lives
         ------------------------                                    ------------------   -----------
         Digital Switching                                                           16            12
         Circuit - Other                                                             10             8
         Aerial Metallic Cable                                                       20            17
         Underground Metallic Cable                                                  25            15
         Buried Metallic Cable                                                       25            17
         Fiber                                                                       25            20

         The application of Statement No. 101 does not change the Company's accounting and reporting for regulatory purposes.

C        CHANGE IN ACCOUNTING PRINCIPLE

         Effective January 1, 1996, Information Resources changed the recognition of its directory publishing income from the "amortized" method to the "point of publication" method. Under the point of publication method, revenues and production expenses are recognized when the directories are published rather than over the lives of the directories (generally one year) as was the case under the amortized method. NYNEX and the Company believe the change to the point of publication method is preferable because it is the method that is generally followed by publishing companies and reflects more precisely the operations of the business. The Company's portion of the initial effect of the change to the point of publication method was reported as a cumulative effect of a change in accounting principle which resulted in a one-time, non-cash gain of $95.4 million ($55.7 million after-tax) in the first quarter of 1996. The application of the point of publication method for the year ended 1996 did not have a material effect on operating results, and would not have been material had it been applied in 1995.

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D    Income Taxes

The components of income tax expense are as follows:

------------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                     1996*        1995**          1994
------------------------------------------------------------------------------------------------------------------------------------

Federal:
    Current                                                                      $390.4        $426.6          $435.9
    Deferred-net                                                                   31.0        (159.2)         (257.5)
    Deferred tax credits-net                                                      (24.2)        (29.5)          (32.4)
                                                                                -------       -------        --------
                                                                                  397.2         237.9           146.0
State and local                                                                     5.3           3.9             4.9
                                                                                -------       -------        --------
Total                                                                            $402.5        $241.8          $150.9
                                                                                =======       =======        ========
------------------------------------------------------------------------------------------------------------------------------------

* Does not include the deferred tax expense of $33.4 million associated with the Cumulative effect of change in accounting for directory publishing income.

** Does not include the deferred tax benefit of $1.2 billion associated with the Extraordinary item for the discontinuance of regulatory accounting principles.

A reconciliation between the federal income tax expense computed at the statutory rate and the Company's effective tax expense is as follows:


                                                                                        Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                      1996          1995            1994
------------------------------------------------------------------------------------------------------------------------------------

Federal income tax expense computed at the
  statutory rate                                                                $425.5        $269.5          $180.4

a.       Amortization of investment tax credits                                  (15.8)        (21.5)          (32.4)
b.       Amortization of excess deferred federal
         taxes due to change in the tax rates                                      ---          (5.2)          (29.9)
c.       Depreciation of certain taxes and payroll-
         related construction costs capitalized for
         financial statement purposes, but
         deducted for income tax purposes in
         prior years                                                               ---           2.9            13.1
d.       Federal income tax return adjustment for
         the difference between the accrued and
         actual tax expense                                                       (5.8)           .2             (.4)
e.       Allowance for funds used during
         construction, which is excluded from
         taxable income, net of applicable
         depreciation                                                              ---           8.9             6.7
f.       Other items-net                                                          (1.4)        (13.0)           13.4
                                                                                ------        ------          ------

Income tax expense                                                              $402.5        $241.8          $150.9
                                                                                ======        ======          ======
------------------------------------------------------------------------------------------------------------------------------------


         Not included above are gross receipts taxes the Company is subject to in lieu of a state income tax. Temporary differences for which deferred income taxes have not been provided by the Company are represented principally by "c" above. Upon the discontinuance of Statement No. 71 (see Note B), items "b" and "c" above have been eliminated.

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The components of current and non-current deferred tax assets and liabilities at
December 31, 1996 and 1995 are as follows:
------------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                    1996          1995
------------------------------------------------------------------------------------------------------------------------------------

Deferred tax assets
  Employee benefits                                                            $1,199.0      $1,176.6
  Restructuring charges                                                            46.3         107.2
  Unamortized ITC                                                                  35.9          44.3
  Other                                                                           350.1         258.8
                                                                               --------      --------
                                                                                1,631.3       1,586.9
                                                                               --------      --------
Deferred tax liabilities
  Depreciation and amortization                                                   971.9         966.1
  Employee benefits                                                                88.3          88.3
  Other                                                                           165.3          63.8
                                                                               --------      --------
                                                                                1,225.5       1,118.2
                                                                               --------      --------

Net deferred tax assets                                                        $  405.8      $  468.7
                                                                               ========      ========

------------------------------------------------------------------------------------------------------------------------------------


         During 1995, income tax-related regulatory assets and liabilities were eliminated as a result of the discontinued application of Statement No. 71 (see Note B).

E        EMPLOYEE BENEFITS

Pensions

         Substantially all of the Company's employees are covered by one of two NYNEX noncontributory defined benefit pension plans (the "Plans"). Benefits for management employees are based on a modified career average pay plan while benefits for associates (employees previously referred to as nonmanagement) are based on a nonpay-related plan. Contributions are made, to the extent deductible under the provisions of the Internal Revenue Code, to an irrevocable trust for the sole benefit of pension plan participants.

         Total pension benefit for 1996, 1995 and 1994 was $132.7, $152.4 and $165.8 million, respectively. Deferral of pension cost was discontinued as of January 1, 1993, and the Company had implemented a plan to recover deferred pension costs through the rate-making process (see Postretirement Benefits Other Than Pensions below). The pension benefit for 1996, 1995 and 1994 includes the effect of plan amendments and changes in actuarial assumptions for the discount rate and future compensation levels. At December 31, 1996 and 1995, the Company recorded approximately $958.3 million and $1.0 billion, respectively, in Other long-term liabilities and deferred credits representing the Company's pension liability.

         The assumptions used to determine the projected benefit obligation at December 31, 1996 and 1995 include a discount rate of 7.75% and 7.25%, respectively, and an increase in future compensation levels in both years of 4.1% for management employees, and 4.0% for associates. The expected long-term rate of return on pension plan assets used to calculate pension expense was 8.9% in 1996, 1995 and 1994. The actuarial projections included herein anticipate plan improvements for active employees in the future.

         As a result of planned work force reductions primarily through retirement incentives in 1996, 1995 and 1994, the Company incurred additional pension costs of $93.6, $214.0 and $412.2 million, respectively, partially offset by the 1993 severance reserves which were transferred to the pension liability. In 1996, this cost was comprised of a charge for special termination benefits of $144.1 million and a curtailment gain of $31.5 million, partially offset by 1993 severance reserves of $26.0 million. In 1995, this cost was comprised of a charge for special termination benefits of $290.2 million and a curtailment gain of $76.2 million, partially offset by 1993 severance reserves of $31.9 million. In 1994, this cost was comprised of a charge for special termination benefits of $551.6 million and a curtailment gain of $139.4 million, partially offset by 1993 severance reserves of $106.7 million.

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefits Other Than Pensions

         The Company provides certain health care and life insurance benefits for retired employees and their families. Substantially all of the Company's employees may become eligible for these benefits if they reach pension eligibility while working for the Company. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("Statement No. 106"), requires a comparison of the actuarial present value of projected postretirement benefit obligations with the fair value of plan assets, the disclosure of the components of net periodic postretirement benefit costs, a reconciliation of the funded status of the plan with amounts recorded on the balance sheets and the effect of a one-percentage-point increase in the assumed health care cost trend rates for each future year on net periodic postretirement benefit cost and the accumulated postretirement benefit obligation. The Company participates in multi-employee plans and therefore, such disclosures are not presented for the Company because the structure of the plans does not provide for the determination of the information on an individual participating company basis.

         As a result of the merger of Bell Atlantic and NYNEX, the Company recorded conforming adjustments for the immediate recognition of the transition benefit obligation as if the merger had occurred as of the beginning of the earliest period presented. In its historical financial statements, the Company amortized the transition obligation over a twenty year period.

         The cost of health care benefits and group life insurance was determined using the unit credit cost actuarial method. The net postretirement benefit cost for 1996, 1995 and 1994 for the Company was $210.2, $246.8 and $249.5 million, respectively. The postretirement benefit costs for 1996 includes pretax credits to medical expense of $49.4 million for plan amendments primarily intended to reduce company costs under managed care options.

         The actuarial assumptions used to determine the 1996 and 1995 obligation for postretirement benefit plans under Statement No. 106 are as follows: discount rate of 7.75% and 7.25%, respectively; weighted average expected long-term rate of return on plan assets of 8.4% in both years; weighted average salary growth rate of 4.0% in both years; medical cost trend rate of 10.6% and 11.5% in 1996 and 1995, respectively, grading down to 4.5% in 2008; and dental cost trend rate of 3.5% and 4.0% in 1996 and 1995, respectively, grading down to 3.0% in 2002.

         As a result of work force reductions, the Company recorded an additional $208.8 million of postretirement benefit cost in 1993 accounted for as a curtailment. In 1996, 1995 and 1994 under work force reduction retirement incentives, the Company incurred additional postretirement benefit costs of $38.6, $52.4 and $212.5 million, respectively. In 1996, this cost was comprised of a curtailment loss of $25.0 million and a charge for special termination benefits of $11.7 million, partially offset by $31.7 million accrued for in 1993. In 1995, this cost was comprised of a curtailment loss of $24.6 million and a charge for special termination benefits of $27.8 million, partially offset by $19.3 million accrued for in 1993. In 1994, this cost was comprised of a curtailment loss of $154.7 million and a charge for special termination benefits of $57.8 million, partially offset by $37.5 million accrued for in 1993.

         NYNEX established two separate Voluntary Employees' Beneficiary Association Trusts ("VEBA Trusts"), one for management and the other for associates, to begin prefunding postretirement health care benefits. At December 31, 1992, NYNEX had transferred excess pension assets, totaling $486 million, to health care benefit accounts within the pension plans. An amount equal to the transferred asset was then contributed to the VEBA Trusts. No additional contributions were made in 1996, 1995 and 1994. The assets in the VEBA Trusts consist primarily of equity and fixed income securities. Additional contributions to the VEBA Trusts are evaluated and determined by NYNEX management.

Regulatory Treatment

         With respect to interstate treatment, in 1994 the FCC's 1993 order denying exogenous treatment of additional costs recognized under Statement No. 106 was overturned in the court. Tariff revisions were filed by the Company and New England Telephone (collectively, the "Telephone Companies") with the FCC in 1994 to amend price cap indices to reflect additional exogenous costs recognized under Statement No. 106, including $42 million of costs already accrued, increased annual costs of $21 million and increased rates of $2.2 million. Commencing December 30, 1994, the Telephone Companies began collecting these revenues, subject to possible refund pending resolution of the FCC Common Carrier Bureau's investigation. The annual update to the price cap rates, effective August 1, 1995, included tariff revisions to recover approximately $21 million of exogenous costs resulting from the implementation of Statement
No. 106. In November 1996, NYNEX filed tariff revisions to reduce its interstate access charges by $21 million because it had completed the recovery of exogenous costs resulting from the implementation of Statement No. 106. With respect to intrastate treatment, the Company eliminated remaining deferred pension costs upon the discontinuance of Statement No. 71.

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F    STOCK OPTIONS

     NYNEX has stock option plans for key management employees under which options to purchase NYNEX common stock are granted at a price equal to or greater than the market price of the stock at the date of grant. The 1990 Stock Option Plan, which expired on December 31, 1994, permitted the grant of options through December 1994 to purchase up to four million shares. In January 1995, NYNEX established the 1995 Stock Option Plan, that permits the grant of options no later than December 31, 1999 to purchase up to 20 million shares of common stock. One-third of the options could be exercised one year from the grant date, with another one-third exercisable two years from the grant date, and the remaining one-third exercisable three years from the grant date. These options expire ten years from the grant date.

     Both the 1990 and the 1995 Stock Option Plans for key management employees allow for the granting of stock appreciation rights ("SARs") in tandem with options granted. Upon exercise of a SAR, the holder may receive shares of common stock or cash equal to the excess of the market price of the common stock at the exercise date over the option price. SARs may be exercised in lieu of the underlying option only when those options become exercisable. There are no outstanding SARs as of December 31, 1995 and 1996.

     Effective March 31, 1992, NYNEX established stock option plans for associates and for management employees other than those eligible to participate in the 1990 and 1995 Stock Option Plans ("Take Stock In NYNEX"). Employees were granted options, with the number of options varying according to employee level, to purchase a fixed number of shares of NYNEX common stock at the market price of the stock on the grant date. Fifty percent of the options could be exercised one year from the grant date, with the remaining fifty percent exercisable two years from the grant date. These options expire ten years from the grant date. In October 1994 and January 1996, employees were granted additional options under these plans.

     NYNEX has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), but applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Pro forma results, assuming NYNEX had elected to recognize compensation costs for the 1995 Stock Option Plan and the Take Stock in NYNEX plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by Statement No. 123 are as follows:

---------------------------------------------------------------------------------------

                                                    Years Ended December 31,
                                        -----------------------------------------------
                                                 1996                     1995
                                        ----------------------   ----------------------
(In Millions)                           Pro forma  As Reported   Pro forma  As Reported
---------------------------------------------------------------------------------------
Net Income (Loss)                        $855.4      $868.8     $(1,764.1)  $(1,763.4)
---------------------------------------------------------------------------------------

     The fair value of NYNEX stock options used to compute net income is the estimated present value at the grant date using the Black Scholes option-pricing model with the following weighted average assumptions for 1996 and 1995:
Dividend yield of 4.66% for 1996 and 6.50% for 1995; expected volatility of 15.3% for 1996 and 1995; a risk free interest rate of 5.42% for 1996 and 7.63% for 1995 and an expected holding period of five years for both 1996 and 1995.

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

G    TELEPHONE PLANT - NET

The components of Telephone plant - net are as follows:
--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
(In Millions)                                        1996              1995
--------------------------------------------------------------------------------
Buildings                                          $ 1,878.0         $ 1,835.9
Telephone plant and equipment                       18,163.2          17,398.4
Furniture and other equipment                          143.3             130.5
Other                                                  113.6             117.5
                                                   ---------         ---------
Total depreciable telephone plant                   20,298.1          19,482.3
Less: accumulated depreciation                      11,472.3          10,813.6
                                                   ---------         ---------
                                                     8,825.8           8,668.7
Land                                                    70.7              71.2
Plant under construction and other                     395.9             516.2
                                                   ---------         ---------
Total Telephone plant-net                          $ 9,292.4         $ 9,256.1
                                                   =========         =========
--------------------------------------------------------------------------------

     The discontinued application of Statement No. 71 resulted in a net decrease to telephone plant and equipment of $2.8 billion in 1995, primarily through an increase in accumulated depreciation (see Note B).

H    LONG-TERM DEBT

Interest rates and maturities on long-term debt outstanding are as follows:
--------------------------------------------------------------------------------------------------------
                                                                                        December 31,
--------------------------------------------------------------------------------------------------------
(In Millions)                           Interest Rates       Maturities              1996           1995
--------------------------------------------------------------------------------------------------------
Refunding Mortgage Bonds               4-1/4% - 7-3/4%        2000-2006         $   560.0      $   620.0
                                          6 % - 7-1/2%        2007-2011             425.0          425.0
Debentures                             6-1/2% - 8-5/8%        2005-2017             750.0          750.0
                                      6-7/10% - 9-3/8%        2023-2033           1,450.0        1,450.0
Notes                                 5-1/4 % - 8-1/5%        1998-2008             642.0          642.0
Unamortized discount-net                                                            (26.4)         (28.3)
                                                                                ---------      ---------
                                                                                  3,800.6        3,858.7
Long-term capital lease obligations                                                  52.0           54.6
                                                                                ---------      ---------
Total Long-term debt                                                            $ 3,852.6      $ 3,913.3
                                                                                =========      =========
--------------------------------------------------------------------------------------------------------

     In February 1997, the Company decided to redeem its $42 million 8.20% Thirty Year Private Placement Notes, due July 1, 2008; the Notes were redeemed on March 5, 1997.

     In 1998, $100 million of the Notes will mature.

     The Company's Refunding Mortgage Bonds and the Company's Forty Year 7-7/8% Debentures due June 15, 2017 are callable upon thirty days notice, at the option of the Company, five years after the issue date. The Company's Forty Year 9-3/8% Debentures due July 15, 2031, Thirty Year 7-5/8% Debentures due February 1, 2023, Thirty-Two Year 7% Debentures due August 15, 2025 and Thirty Year 7-1/4% Debentures due February 15, 2024 are callable upon thirty days notice, at the option of the Company, ten years after the issue date. The Company's Thirty Year 6.7% Debentures due November 1, 2023 and Forty Year 7% Debentures due December 1, 2033 are callable upon thirty days notice, at the option of the Company, twenty years after the issue date. The Company's Twelve Year 6-1/2% Debentures due March 1, 2005, Twenty Year 7% Debentures due May 1, 2013, Twenty Year 7% Debentures due June 15, 2013 and Twenty-One Year 8-5/8% Debentures due November 15, 2010 are not callable.

     Substantially all of the Company's assets are subject to lien under the Company's Refunding Mortgage Bond indenture.

     At December 31, 1996, the Company had $250 million of unissued, unsecured debt securities registered with the Securities and Exchange Commission.

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I    DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year and related weighted average interest rates are as follows:
-----------------------------------------------------------------------------------------------------------------
                                                                                             Weighted Average
                                                                                              Interest Rates
-----------------------------------------------------------------------------------------------------------------
(In Millions)                                                 December 31,                      December 31,
-----------------------------------------------------------------------------------------------------------------

                                                          1996             1995              1996           1995
                                                          ----             ----              ----           ----
Note payable to affiliate                              $ 568.4          $ 307.4             5.44%          5.93%
Long-term debt maturing within one year                   60.0             55.0
Other                                                      1.2              4.6
                                                       -------          -------
Total Debt maturing within one year                    $ 629.6          $ 367.0
                                                       =======          =======
-----------------------------------------------------------------------------------------------------------------


     $60.0 million of the Company's Refunding Mortgage Bonds, due on October 1, 1997, has been reclassified from long-term debt at December 31, 1996.

     Interest expense on advances from NYNEX was $25.2, $17.0 and $16.8 million in 1996, 1995 and 1994, respectively.

J    FINANCIAL COMMITMENTS

     As of December 31, 1995, the Company had deferred $188 million of revenues ($161 million under the plan approved by the NYSPSC in 1995 associated with commitments for fair competition, universal service, service quality and infrastructure improvements (the "Incentive Plan"), and $27 million for a 1994 service improvement plan obligation). These revenues will be recognized as commitments are met or obligations are satisfied under the plans. If the Company is unable to meet certain of these commitments, the NYSPSC has the authority to require the Company to refund these revenues to customers. During 1996, $43 million of the deferred revenues were recognized in connection with intraLATA presubscription ("ILP") and other commitments that were met in 1996, and $50 million of the deferred revenues were utilized for rebates issued to customers for not meeting service commitments in prior periods. As of December 31, 1996, $95 million of revenues remained deferred. In February 1997, the NYSPSC determined that the Company had not met all of the targets established in the 1994 service improvement plan and directed the Company to refund to customers $13 million, plus interest of approximately $4 million, of the $27 million set aside revenues.

     The Incentive Plan establishes service quality targets with stringent rebate provisions if the Company is unable to meet some or all of the targets. In November 1996, the NYSPSC announced its decision that, based on service performance results for Plan Year 1, which ended August 31, 1996, the Company would be required to issue rebates to customers in the aggregate amount of at least $62 million. During 1996, the Company accrued $62 million of revenues. As of December 31, 1996, $16 million in rebates have been issued and $46 million remained accrued. In mid-February 1997, the NYSPSC denied the Company's claim of miscalculation of certain service performance data and ordered that additional rebates of $10 million be rebated to customers.

     In December 1995, Telesector Resources entered into purchase agreements with various suppliers to purchase, on behalf of the Telephone Companies, equipment and software to upgrade the network. The purchase agreements have a term of five years with a commitment of approximately $550 million, of which approximately $450 million remains at December 31, 1996.

     In October 1996, the Telephone Companies entered into contracts with a supplier for the deployment of digital loop fiber transport equipment for approximately one million new fiber-optic lines. The contracts are for a fifteen year plan with a total price not to exceed $170 million. As of December 31, 1996, no purchases had been made under these contracts.

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

K        LEASE COMMITMENTS

         The Company leases certain facilities and equipment used in its operations. Rental expense was $90.5, $90.6 and $94.7 million for 1996, 1995 and 1994, respectively.

At December 31, 1996, the minimum lease commitments under noncancelable leases for the periods shown are as follows:
------------------------------------------------------------------------------------------------------------------------

(In Millions)                                                                                Operating        Capital
------------------------------------------------------------------------------------------------------------------------
                  1997                                                                         $  24.6         $ 11.1
                  1998                                                                            22.6           10.8
                  1999                                                                            20.0           10.8
                  2000                                                                            15.3           10.7
                  2001                                                                            13.4           10.6
                  Thereafter                                                                      32.1          371.1
                                                                                               -------         ------
                  Total minimum lease payments                                                 $ 128.0          425.1
                                                                                               =======
                  Less: executory costs                                                                           8.5
                                                                                                               ------
                  Net minimum lease payments                                                                    416.6
                  Less: interest                                                                                361.9
                                                                                                               ------
                  Present value of net minimum lease payments                                                  $ 54.7
                                                                                                               ======
------------------------------------------------------------------------------------------------------------------------

L    TRANSACTIONS WITH AT&T CORP.

     In 1996, 1995 and 1994, AT&T Corp. ("AT&T") provided approximately 10%, 11% and 11%, respectively, of the Company's total operating revenues, primarily Network access revenues and Other revenues from billing and collection services performed under contract by the Company for AT&T. In connection with such services, the Company purchases the related receivables with recourse, up to a contractual limit.

M    TRANSACTIONS WITH AFFILIATES

     The Company and other NYNEX subsidiaries receive corporate governance and ownership services such as securities administration, investor relations, certain tax, legal and accounting support, and human resources planning services from NYNEX. The costs of these services are allocated to the Company and the other NYNEX subsidiaries through intercompany billings. NYNEX performs a semi-annual study to identify on whose behalf functions of corporate departments are being performed. Directly charged costs apply exclusively to one subsidiary and are charged only to that subsidiary. Directly attributable costs apply to more than one subsidiary and are allocated based on usage, specific work plans, and relative size (composite of employees and assets) of the applicable subsidiaries. Indirectly attributable and unattributable costs for services performed on behalf of all subsidiaries are allocated based on the relative size of the subsidiaries. For 1996, 1995 and 1994, the Company recorded allocated costs of $33.4, $31.6 and $17.9 million, respectively, in connection with these services. The Company also participates in compensation plans utilizing NYNEX stock.

     Telesector Resources performs marketing, legal and accounting, finance, data processing and related services and materials management services on a centralized basis on behalf of the Telephone Companies. Prior to 1993, the costs of these services were allocated to the Telephone Companies based on an annual study which identified on whose behalf functions were being performed. Since 1993, costs are allocated based on identification of detailed work functions that are approved and documented within Telesector Resources' planning and budgeting process. Costs are directly assigned, directly attributed or indirectly attributed based on the analysis of the work function. In 1996, 1995 and 1994, the Company recorded charges from Telesector Resources of $1.2 billion, $1.1 billion and $880.8 million, respectively, for data processing services and materials-related charges, including both materials management services (such as procurement support, warehousing and transportation costs) and the Company's purchase of materials (including items charged to plant accounts). The total materials-related charges to the Company in 1996, 1995 and 1994 were approximately $314.9, $320.1 and

                           New York Telephone Company
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$313.6 million, respectively. Telesector Resources acts as a purchasing agent for the Company for directly shipped materials and supplies. During 1996, 1995 and 1994, total agency purchases by Telesector Resources amounted to $66.0, $76.2 and $155.4 million, respectively. In addition, in 1996, 1995 and 1994, approximately $13.5, $76.5 and $56.3 million, respectively, of restructuring charges were allocated to the Company from Telesector Resources, primarily related to its force reduction and re-engineering programs. In 1996, the Company, New England Telephone and NYNEX transferred approximately 430, 330 and 30 employees, respectively, to Telesector Resources associated with re-engineering the way service is delivered to customers, including operating as a single enterprise under the "NYNEX" brand. In 1995, the Company, New England Telephone and NYNEX transferred approximately 1,200, 930, and 170 employees, respectively, to Telesector Resources associated with re-engineering the way service is delivered to customers, including operating as a single enterprise under the "NYNEX" brand.

     Telesector Resources owns a one-seventh interest in Bell Communications Research, Inc. ("Bellcore"). Bellcore furnishes technical and support services relating to exchange telecommunications and exchange access services, a portion of which is research and development. For 1996, 1995 and 1994, the Company recorded charges of $40.4, $54.7 and $69.3 million, respectively, for services provided by Bellcore.

     In November 1996, NYNEX and the other regional holding companies signed definitive agreements to sell Bellcore to Science Applications International Corporation. The sale of Bellcore was completed in November 1997. The Company expects to record a small gain as a result of this sale.

     The Company has an agreement with Information Resources pursuant to which Information Resources pays a fee to the Company for the use of the Company's name in soliciting directory advertising and in publishing and distributing directories. For 1996, 1995 and 1994, licensing fees, included in Other revenues, amounted to $170.9, $152.8 and $146.4 million, respectively. Since 1991, Information Resources has made payments to the Company of all of Information Resources' earnings related to publishing directories in New York in excess of a regulated return. In 1992, the NYSPSC instituted a proceeding to investigate the directory publishing operations of the Company and its NYNEX affiliates ("1992 proceeding"). In 1993, an administrative law judge of the NYSPSC issued a recommended decision urging the Company to assume the directory publishing function itself and/or negotiate a modified agreement with Information Resources. In February 1997, the NYSPSC approved a settlement agreement resolving all pending issues in the NYSPSC's retrospective investigation of the Company's transactions with affiliates (see Note O), as well as certain portions of the 1992 proceeding. Under the settlement as approved by the NYSPSC, Information Resources will transfer its subscriber listings database and the management of the database to a regulated subsidiary of NYNEX which, in turn, must provide access to all directory publishers on the same terms. Pending review of the NYSPSC's order when issued, the Company is unable to determine the disposition or status of the 1992 proceeding.

N    TAXES OTHER THAN INCOME

Taxes other than income consist of:
                                                                                     Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                      1996          1995            1994
-----------------------------------------------------------------------------------------------------------------------------
Gross receipts                                                                  $ 356.7       $ 472.8         $ 450.7
Property                                                                          264.1         262.9           274.9
Other                                                                              47.6          63.1            64.0
                                                                                -------       -------         -------
        Total                                                                   $ 668.4       $ 798.8         $ 789.6
                                                                                =======       =======         =======
-----------------------------------------------------------------------------------------------------------------------------

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

O        REVENUES SUBJECT TO POSSIBLE REFUND

         Several state and federal regulatory matters may possibly require the refund of a portion of the revenues collected in the current and prior periods. As of December 31, 1996, the aggregate amount of such revenues that was estimated to be subject to possible refund was approximately $284 million, plus related interest, of which approximately $239 million was attributable to affiliate transaction issues in the Company's 1990 intrastate rate case. In February 1997, the NYSPSC approved the settlement agreement in that case, which had been submitted in July 1996 by the Company, the NYSPSC Staff, the Consumer Protection Board and the Department of Law. The settlement resolves all pending issues related to affiliate transactions. Under the settlement as approved by the NYSPSC, the Company will refund $87 million, which includes $4 million in interest for 1996. The Company accrued a charge for the refund in 1995 and 1996. The outcome of each other pending matter, as well as the time frame within which each will be resolved, is not presently determinable.

P        LITIGATION AND OTHER CONTINGENCIES

         Various legal actions and regulatory proceedings are pending to which the Company is a party. The Company has established reserves for liabilities in connection with regulatory and legal matters which it currently deems to be probable and estimable. The Company does not expect that the ultimate resolution of these matters in future periods will have a material effect on the Company's financial position, but could have a material effect on results of operations.

Q        SUPPLEMENTAL CASH FLOW INFORMATION

The following information is provided in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows":

                                                                                      Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                      1996          1995            1994
------------------------------------------------------------------------------------------------------------------------------------
Income tax payments                                                              $338.4        $481.5          $355.4
Interest payments *                                                              $299.9        $293.5          $272.3
------------------------------------------------------------------------------------------------------------------------------------

* Amounts shown are net of capitalized interest of $22.4, $26.5 and $32.8 million in 1996, 1995 and 1994, respectively.


R        FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced liquidation or sale.

------------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                         December 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   1996          1995
                                                                                   ----          ----
Long-term debt:
    Carrying amount                                                            $3,800.6      $3,858.7
    Fair value                                                                 $3,724.8      $3,972.5
------------------------------------------------------------------------------------------------------------------------------------

S        BUSINESS RESTRUCTURING

         In 1996, 1995 and 1994, $86.3, $298.2 and $541.0 million, respectively, of pretax retirement incentive charges were recorded. These charges were included in other operating expenses in the Consolidated Statements of Income. These charges included amounts allocated to the Company from Telesector Resources (see Note M).

                          New York Telephone Company
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

T     SHAREOWNER'S EQUITY

      Pursuant to the resolutions of the Board of Directors of the Company, adopted on June 21, 1995, the Common stock of the Company was reduced by approximately $4.1 billion and such amount was reallocated to Additional paid-in capital. All subsequent dividends have been declared from Additional paid-in capital.


U     SUBSEQUENT EVENT - BELL ATLANTIC - NYNEX MERGER

      On August 14, 1997, Bell Atlantic and NYNEX completed a merger of equals under a definitive merger agreement entered into on April 21, 1996 and amended on July 2, 1996. The stockholders of each company approved the merger at special meetings held in November 1996. Under the terms of the amended agreement, NYNEX became a wholly owned subsidiary of Bell Atlantic. The merger has been accounted for as a pooling of interests. NYNEX stockholders received 0.768 of a share of Bell Atlantic common stock for each share of NYNEX common stock. In addition, options previously issued under the NYNEX stock option plans have been converted into options under the Bell Atlantic stock option plans.

      As a result of conforming the accounting methodologies of Bell Atlantic and NYNEX, the Company decreased Reinvested Earnings by a net $1,025.7 million primarily for the immediate recognition of the transition benefit obligation for postretirement benefits other than pensions in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as if the merger had occurred as of the beginning of the earliest period presented. Additionally, as a result of the decrease in Reinvested Earnings caused by conforming the accounting methodologies, $304.1 million in 1994 and $180.5 million in 1995 (prior to June 21, 1995 -- see Note T) was transferred out of Additional Paid-in Capital to pay dividends. In its historical financial statements, the Company had amortized the transition benefit obligation over a twenty year period. As a result of the conforming accounting adjustments, the Company's net income increased by $38.8 million and $19.5 million for the years ended December 31, 1996 and 1994, and net loss decreased by $27.7 million for the year ended December 31, 1995.

                          New York Telephone Company

CONSOLIDATED STATEMENTS OF INCOME AND REINVESTED EARNINGS (ACCUMULATED DEFICIT)
                                  (Unaudited)
                             (Dollars in Millions)

                                                                                      Three months ended
                                                                                           March 31,
                                                                                 ---------------------------
                                                                                    1997              1996
                                                                                 -----------       ---------
OPERATING REVENUES (including $43.6 and $21.0 from affiliates)..............     $ 1,913.4         $ 1,917.8
                                                                                 ---------         ---------

OPERATING EXPENSES
     Employee costs, including benefits and taxes ..........................         634.7             562.2
     Depreciation and amortization..........................................         325.7             346.1
     Taxes other than income................................................         175.4             155.8
     Other (including $393.6 and $312.2 to affiliates)......................         485.4             631.1
                                                                                 ---------         ---------
                                                                                   1,621.2           1,695.2
                                                                                 ---------         ---------

OPERATING INCOME............................................................         292.2             222.6

OTHER INCOME, NET (including $2.9 and $5.5 from affiliates)..............              1.8               6.0

INTEREST EXPENSE (including $9.5 and $4.5 to affiliates)....................         106.9              70.1
                                                                                 ---------         ---------

Income Before Provision for Income Taxes and
     Cumulative Effect of Change in Accounting Principle ...................         187.1             158.5
PROVISION FOR INCOME TAXES .................................................          63.4              50.3
                                                                                 ---------         ---------

Income Before Cumulative Effect of Change
     in Accounting Principle ...............................................         123.7             108.2

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE
     Directory Publishing, Net of Tax ......................................           ---              55.7
                                                                                 ---------         ---------

NET INCOME..................................................................     $   123.7         $   163.9
                                                                                 =========         =========


REINVESTED EARNINGS (ACCUMULATED DEFICIT)
     At beginning of period ................................................     $  (894.5)        $(1,763.3)
     Add:  net income.......................................................         123.7             163.9
     Deduct: dividends......................................................           ---               ---
                                                                                 ---------         ---------

     At end of period ......................................................     $  (770.8)        $(1,599.4)
                                                                                 =========         =========


         See accompanying notes to consolidated financial statements.

                          New York Telephone Company

CONSOLIDATED STATEMENTS OF INCOME AND REINVESTED EARNINGS (ACCUMULATED DEFICIT)
                                  (Unaudited)
                             (Dollars in Millions)

                                                                       Three months ended              Six months ended
                                                                            June 30,                       June 30,
                                                                   -------------------------       ------------------------
                                                                       1997          1996             1997          1996
                                                                   ----------    -----------       ----------    ----------
OPERATING REVENUES (including $85.8, $102.6,
     $129.4 and $123.6 from affiliates).....................       $ 2,095.1     $ 2,069.5         $ 4,008.5     $ 3,987.3
                                                                   ---------     ---------         ---------     ---------

OPERATING EXPENSES
     Employee costs, including benefits and taxes ..........           587.0         562.7           1,221.7       1,124.9
     Depreciation and amortization..........................           309.4         337.6             635.1         683.7
     Taxes other than income................................           173.0         171.9             348.4         327.7
     Other (including $344.2, $340.2, $737.8 and
        $652.4 to affiliates)...............................           599.1         569.8           1,084.5       1,200.9
                                                                   ---------     ---------         ---------     ---------
                                                                     1,668.5       1,642.0           3,289.7       3,337.2
                                                                   ---------     ---------         ---------     ---------

OPERATING INCOME............................................           426.6         427.5             718.8         650.1

OTHER INCOME, NET (including $5.5, $5.5, $8.4 and
    $11.0 from affiliates)..................................             5.4           5.2               7.2          11.2

INTEREST EXPENSE (including $9.9, $5.3, $19.4 and
    $9.8 to affiliates).....................................            68.6          72.2             175.5         142.3
                                                                   ---------     ---------         ---------     ---------

Income Before Provision for Income Taxes and
     Cumulative Effect of Change in Accounting Principle ...           363.4         360.5             550.5         519.0
PROVISION FOR INCOME TAXES .................................           123.8         121.5             187.2         171.8
                                                                   ---------     ---------         ---------     ---------

Income Before Cumulative Effect of Change
     in Accounting Principle ...............................           239.6         239.0             363.3         347.2

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE
     Directory Publishing, Net of Tax ......................             ---           ---               ---          55.7
                                                                   ---------     ---------         ---------     ---------

NET INCOME..................................................       $   239.6     $   239.0         $   363.3     $   402.9
                                                                   =========     =========         =========     =========


REINVESTED EARNINGS (ACCUMULATED DEFICIT)
     At beginning of period ................................       $  (770.8)     (1,599.4)        $  (894.5)    $(1,763.3)
     Add:  net income.......................................           239.6         239.0             363.3         402.9
     Deduct: dividends......................................             ---           ---               ---           ---
                                                                   ---------     ---------         ---------     ---------

     At end of period ......................................       $  (531.2)    $(1,360.4)        $  (531.2)    $(1,360.4)
                                                                   =========     =========         =========     =========

         See accompanying notes to consolidated financial statements.

                          New York Telephone Company

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                             (Dollars in Millions)


                                    ASSETS
                                    ------

                                                                          June 30,        March 31,
                                                                           1997             1997
                                                                        -----------      -----------
CURRENT ASSETS
Cash ................................................................   $      21.6      $      42.8
Accounts receivable:
     Trade and other, net of allowances for
          uncollectibles of $163.1 and $158.6........................       1,530.5          1,509.1
     Affiliates .....................................................         131.6             76.0
Material and supplies ...............................................         149.3            129.3
Prepaid expenses ....................................................         115.3            165.1
Deferred income taxes ...............................................            .4               .4
Other ...............................................................          68.1            101.5
                                                                        -----------      -----------
                                                                            2,016.8          2,024.2
                                                                        -----------      -----------

PLANT, PROPERTY AND EQUIPMENT .......................................      21,354.7         21,033.0
Less accumulated depreciation .......................................      11,978.4         11,752.4
                                                                        -----------      -----------
                                                                            9,376.3          9,280.6
                                                                        -----------      -----------

OTHER ASSETS ........................................................         778.7            801.2
                                                                        -----------      -----------

TOTAL ASSETS ........................................................   $  12,171.8      $  12,106.0
                                                                        ===========      ===========


          See accompanying notes to consolidated financial statements.

                          New York Telephone Company


                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                             (Dollars in Millions)


                    LIABILITIES AND SHAREOWNER'S INVESTMENT
                    ---------------------------------------

                                                                        June 30,                March 31,
                                                                         1997                     1997
                                                                     ------------             ------------
CURRENT LIABILITIES
Debt maturing within one year:
     Note payable to affiliate...................................    $    788.4               $    780.6
     Other ......................................................          61.2                     61.2
Accounts payable and accrued liabilities:
     Affiliates .................................................       1,125.4                  1,110.8
     Other ......................................................         924.8                    831.5
Other liabilities ...............................................         406.1                    452.8
                                                                     ----------               ----------
                                                                        3,305.9                  3,236.9
                                                                     ----------               ----------

LONG-TERM DEBT...................................................       3,810.4                  3,810.5
                                                                     ----------               ----------

EMPLOYEE BENEFIT OBLIGATIONS ....................................       3,133.3                  3,119.4
                                                                     ----------               ----------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes ...........................................          16.9                     17.2
Unamortized investment tax credits ..............................          98.3                    102.5
Other ...........................................................         142.8                    151.2
                                                                     ----------               ----------
                                                                          258.0                    270.9
                                                                     ----------               ----------

SHAREOWNER'S INVESTMENT
Common stock - one share, without par value......................           1.0                      1.0
Additional paid in capital ......................................       2,194.4                  2,438.1
Accumulated deficit .............................................        (531.2)                  (770.8)
                                                                     ----------               ----------
                                                                        1,664.2                  1,668.3
                                                                     ----------               ----------

TOTAL LIABILITIES AND SHAREOWNER'S INVESTMENT ...................    $ 12,171.8               $ 12,106.0
                                                                     ==========               ==========

         See accompanying notes to consolidated financial statements.

                           New York Telephone Company


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Dollars in Millions)

                                                                For the six months ended         For the three months ended
                                                                ------------------------         --------------------------
                                                                 June 30,      June 30,           March 31,      March 31,
                                                                   1997          1996               1997            1996
                                                                ---------      ---------         ----------     -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES ....................  $   960.0      $  674.0            $  374.1     $   465.2
                                                                ---------      --------            --------     ---------


CASH FLOWS FROM INVESTING ACTIVITIES
Additions to plant, property and equipment ...................     (646.6)       (488.8)             (282.1)       (201.4)
Other, net ...................................................      (22.8)        (20.1)               (8.6)        (12.7)
                                                                ---------      --------            --------     ---------
Net cash used in investing activities ........................     (669.4)       (508.9)             (290.7)       (214.1)
                                                                ---------      --------            --------     ---------


CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments of borrowings and
     capital lease obligations ...............................      (43.3)        (58.5)              (42.6)         (1.7)
Net change in note payable to affiliate ......................      220.0         333.3               212.2          52.3
Dividends paid ...............................................     (435.3)       (372.1)             (191.6)       (180.5)
Net change in outstanding checks drawn
     on controlled disbursement accounts .....................      (33.2)        (83.2)              (41.4)       (115.1)
                                                                ---------      --------            --------     ---------
Net cash used in financing activities ........................     (291.8)       (180.5)              (63.4)       (245.0)
                                                                ---------      --------            --------     ---------


NET CHANGE IN CASH ...........................................       (1.2)        (15.4)               20.0           6.1


CASH, BEGINNING OF PERIOD ....................................       22.8          39.9                22.8          39.9
                                                                ---------      --------            --------     ---------


CASH, END OF PERIOD ..........................................  $    21.6      $   24.5            $   42.8     $    46.0
                                                                =========      ========            ========     =========



          See accompanying notes to consolidated financial statements.

                           New York Telephone Company

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



1.  Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared based upon Securities and Exchange Commission rules that permit reduced disclosure for interim periods. These financial statements include certain reclassifications in presentation and certain retroactive adjustments to conform accounting methodologies as a result of the merger of Bell Atlantic Corporation and NYNEX Corporation on August 14, 1997. These financial statements reflect all adjustments (consisting of only normal recurring adjustments) which are necessary for a fair presentation of results of operations and financial position for the interim periods shown. The results for the interim periods are not necessarily indicative of results for the full year. For a more complete discussion of significant accounting policies and retroactive adjustments, and certain other information, refer to the financial statements for the year ended December 31, 1996 included in this report.


2.  Litigation and Other Contingencies

Various legal actions and regulatory proceedings are pending to which the Company is a party. The Company has established reserves for liabilities in connection with regulatory and legal matters which it currently deems to be probable and estimable. The Company does not expect that the ultimate resolution of these matters in future periods will have a material effect on the Company's financial position, but it could have a material effect on results of operations.

                           New York Telephone Company



Item 7.    Financial Statements and Exhibits
           ---------------------------------

(c) Exhibits.


12         Computation of Ratio of Earnings to Fixed Charges.

23         Consent of Independent Accountants.

27         Financial Data Schedule.

                           New York Telephone Company


SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           NEW YORK TELEPHONE COMPANY




                                           By: /s/ Edwin F. Hall
                                               --------------------------
                                               Edwin F. Hall
                                               Controller



Date:      January 12, 1998